Exhibit (n)

E.I.I. REALTY SECURITIES TRUST

AMENDED AND RESTATED

RULE 18f-3 MULTI-CLASS PLAN

I. INTRODUCTION.

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the various series (each series a "Fund") of E.I.I. Realty Securities Trust (the "Trust") that issue multiple classes of shares, whether now existing or subsequently established (the "Multi-Class Funds"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares in the Multi-Class Funds.

The Trust is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (Registration Nos. 333-45959 and 811-08649). Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Funds pursuant to the provisions of Rule 18f-3 and this Plan. This Plan does not make any material changes to the general class arrangements and expense allocations previously approved by the Board of Trustees of the Trust (the "Board of Trustees").

The Trust currently consists of three Funds: E.I.I. Realty Securities Fund, E.I.I. International Property Fund and E.I.I. Global Property Fund.

The Funds are authorized to issue the following classes of shares representing interests in the same underlying portfolio of assets of the respective Fund:

THE MULTI-CLASS FUNDS

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INSTITUTIONAL SHARES, ADVISERS SHARES, AND INVESTOR SHARES

II. CLASS ARRANGEMENTS.

The rights of each class of shares of the Funds shall be as set forth in the Prospectus and as approved by the Board of Trustees.

With respect to each class of shares created and offered, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Fund’s Prospectus; (iii) each class will separately bear any distribution or shareholder service fees that are payable in connection with a distribution and/or shareholder services plan adopted pursuant to Rule 12b-1 under the 1940 Act, and separately bear any service fees (“service fees”) that may be paid for the provision of “personal service and/or the maintenance of shareholder accounts as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, which are not contemplated by or within the scope of the 12b-1 plan; (iv) each class may bear, the expenses of the Fund’s operations which are directly attributable to such class, to the extent consistent with Rule 18f-3, guidance by the Securities and Exchange Commission, and, to the extent relevant, guidance issued by the Internal Revenue Service (“Class Expenses”); and (v) shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class (such as a 12b-1 plan or related service arrangements relating to such class), and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, and shareholder servicing fees applicable to each particular class of shares of the Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.

A. INSTITUTIONAL CLASS SHARES:

1. Rule 12b-1 Distribution Fees: None.

2. Administration Fees: Up to 0.25% per annum of average daily net assets.

3. Shareholder Servicing Fees: None.

4. Other Expenses: Subject to this 18f-3 plan, and not including investment advisory or custodial fees or other expenses related to the management of the company’s assets, this class may pay a different share of Other Expenses, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

B. ADVISER CLASS SHARES:

1. Rule 12b-1 Distribution Fees: None.

2. Administration Fees: Up to 0.25% per annum of average daily net assets.

3. Shareholder Servicing Fees: Up to 0.25% per annum of average daily net assets.

4. Other Expenses: Subject to this 18f-3 plan, and not including investment advisory or custodial fees or other expenses related to the management of the company’s assets, this class may pay a different share of Other Expenses, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

C. INVESTOR CLASS SHARES:

1. Rule 12b-1 Distribution Fees: Up to 0.75% per annum of average daily net assets.

2. Administration Fees: Up to 0.25% per annum of average daily net assets.

3. Shareholder Servicing Fees: Up to 0.25% per annum of average daily net assets.

4. Other Expenses: Subject to this 18f-3 plan, and not including investment advisory or custodial fees or other expenses related to the management of the company’s assets, this class may pay a different share of Other Expenses, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

III. ALLOCATION OF EXPENSES.

Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund expenses pro rata based upon the net assets of a Fund attributable to each class, except that 12b-1 fees and shareholder service fees are allocated directly to that class to which such services relate and sub-accounting / sub-transfer agency or other similar fees and Class Expenses relating to particular class may be allocated directly to that class. Further in that regard, the Trust may allocate the following Class Expenses to a particular class of shares in a single Multi-Class Fund:

1.	transfer agent fees if identified by the transfer agent as being attributable to such class of shares;

2.	printing and postage expenses related to preparing and distributing materials such as prospectuses and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.	Securities and Exchange Commission registration fees incurred by such class of shares;

4.	the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

5.	litigation or other legal expenses relating solely to such class of shares;

6.	fees of the Board of Trustees incurred as a result of issues relating to such class of shares;

7.	independent accountants' fees relating solely to such class of shares; and shareholder meeting expenses for meetings of a particular class.

Class Expenses, Rule 12b-1 fees and service plan fees are the only expenses allocated to the classes disproportionately. The Class Expenses allocated to each share of a class during a year will differ from the Class Expenses allocated to each share of any other class by less than 50 basis points of the average daily net asset value of the class of shares with the smallest average daily net asset value.

The initial determination of fees and expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Trustees and approved by a vote of the Board of Trustees including a majority of the Trustees who are not interested persons of the Trust. The Board of Trustees will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

Income, realized and unrealized capital gains and losses, and any expenses of any money market Fund not allocated to a particular class of such Fund by this Plan shall be allocated to each class of such Fund on the basis of the relative net assets (settled shares), as defined in Rule 18f-3, of that class in relation to the net assets of such Fund.

Income, realized and unrealized capital gains and losses, and any expenses of a non-money market Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

Any dividends and other distributions on shares of a class will differ from dividends and other distributions on shares of other classes only as a result of the allocation of Class Expenses, Rule 12b-1 fees, service plan fees, and the effects of such allocations.

The Investment Adviser will waive or reimburse its management fee in whole or in part only if the fee is waived or reimbursed to all shares of a Fund in proportion to their relative average daily net asset values. The Investment Adviser, and any entity related to the Investment Adviser, who charges a fee for a Class Expense will waive or reimburse that fee in whole or in part only if the revised fee more accurately reflects the relative costs of providing to each class the service for which the Class Expense is charged.

IV. BOARD REVIEW.

The Board of Trustees shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board of Trustees shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another and other potential conflicts of interest between classes.

In making its initial determination to approve this Plan, the Board of Trustees has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board of Trustees has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board of Trustees shall focus on and evaluate such factors as well as any others it deems necessary.

Adopted April 28, 1998.

Amended and Restated: September 23, 2014